Exhibit 10.21

Exhibit C

ESURANCE HOLDINGS, INC.
SELECT DEFERRED COMPENSATION PLAN

ARTICLE I

Purpose

SECTION 1.01.      Purpose. The purpose of this Plan is to provide Key Employees with the ability to defer the receipt of certain types of Compensation. The Plan is also intended to establish a method of attracting and retaining persons whose abilities, experience and judgment can contribute to the long-term strategic objectives of the Company.

SECTION 1.02.      Unfunded Plan. The Company intends that the Plan be an unfunded non-qualified deferred compensation plan maintained primarily for the purpose of providing deferred benefits for a select group of management or highly compensated service providers of the Company and its subsidiaries. The Company intends for the Plan to qualify as a “top hat” plan for purposes of ERISA.

ARTICLE II

Definitions

The following terms when used in this Plan have the designated meanings unless a different meaning is clearly required by the context.

SECTION 2.01.      “Account” means the records maintained on the books of the Company to reflect deferrals of Compensation by a Participant pursuant to Section 3.03.

SECTION 2.02.      “Administrator” means the person or committee designated by the Board as responsible for the day-to-day administration of the Plan.

SECTION 2.03.      “Affiliate” of any Person means any other Person controlled by, controlling or under common control with such Person.

SECTION 2.04.      “After-Tax” means, with respect to any amount, (i) such amount multiplied by (ii) 1 minus the highest marginal tax rate for corporations applicable under the Code.

SECTION 2.05.      “Average Deployed Capital” means, for any period, the average daily amount of capital invested in, loaned to, or guaranteed on behalf of (including reinsurance capital and sunk costs) the Esurance Segment by its Affiliates in such period, as determined by the Board. Capital deployed by Affiliates in the Esurance Segment at June 30, 2005 was $224.6 million, consisting of $49.3 million of equity, $73.4 million of debt and accrued interest and $101.9 million of reinsurance capital.

SECTION 2.06.      “Beneficiary” means the person or persons designated pursuant to Article 5 to receive a benefit pursuant to Section 4.04(a) in the event of a Participant’s death before his benefit under this Plan has been paid.

SECTION 2.07.      “Board” means the Board of Directors of the Company.

SECTION 2.08.      “Cause” means (i) an act or omission by the Participant that constitutes a felony, (ii) willful gross negligence or willful gross misconduct by the Participant in connection with his employment by the Company or by a subsidiary which causes, or is likely to cause, material loss or damage or substantial public disgrace or disrepute to the Company, (iii) the commission of any other act or omission by the Participant involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries, or (iv) the Participant’s substantial and repeated failure to perform duties as reasonably directed by the Board or supervisor, as applicable.

SECTION 2.09.      A “Change in Control” shall have occurred when (i) any person or group (within the meaning of sections 13(d) or 14(d)2 of the Securities Exchange Act of 1934, as amended) other than White Mountains Insurance Group, Ltd  (“WTM”) or any of its subsidiary or affiliated companies, an underwriter temporarily holding securities of the Company in connection with a public issuance thereof, or an employee benefit plan of the Company or its affiliates, shall become the beneficial owner (within the meaning of rule 13d-3 under the Exchange Act) of more than 50% of the fair market value or total voting power of the then outstanding common stock of the  Company, or (ii) the Company shall have disposed of all or substantially all of the assets of the Company to any person or group other than WTM or its subsidiary or affiliated companies, provided, however, that a Change in Control shall not be deemed to have occurred for purposes of this Plan if a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, has not occurred for purposes of Section 409A of the Code.

SECTION 2.10.      “Code” means the Internal Revenue Code of 1986, as amended.

SECTION 2.11.      “Company” means Esurance Holdings, Inc. and any successor thereto.

SECTION 2.12.      “Compensation” means (i) consideration due to Key Employees in connection with their sale of EINC shares and surrender of EINC options pursuant to the 2005 Restructuring  Plan, and (ii) appreciation on deferred compensation balances under this Plan.

SECTION 2.13.      “Director” means any member of the Board who is not an employee of the Company or any of its subsidiaries.

SECTION 2.14.      “Economic Net Income” means, for any period, the After-Tax net income (after all compensation expenses) of the Esurance Segment for such period determined in accordance with GAAP, adjusted to (i) standardize investment returns at the ten-year treasury yield plus 100 basis points, and (ii) amortize policy acquisition expenses over the term of the policy and its expected renewals, in each case as determined by the Board. As used in this definition, “compensation expenses” include (w) salaries and bonuses, (x) cash long term incentive plan awards, (y) appreciation on all deferred compensation balances regardless of investment choice and (z) all other compensation expenses.

SECTION 2.15.      “Economic Return” means, for any period, (i) Economic Net Income for such period, plus (ii) Franchise Value Added for such period.

SECTION 2.16.      “EDU Value” means (i) initially (e.g., with respect to amounts credited to Accounts in connection with the 2005 Restructuring Plan), $1,000.00, and (ii) thereafter as the Board determines periodic Net EROAC, the product of (A) EDU Value immediately prior to such Valuation Date, and (B) the sum of (x) one and (y) Net EROAC for the latest period. For example, if the first periodic Net EROAC determined following the initial creation of Accounts equals 2.0%, then EDU Value would grow to $1,020.00. If the next subsequent periodic Net EROAC was determined to equal -0.5%, then EDU Value be reduced to $1,014.90. Net EROAC is intended as a measure of economic value added to (or subtracted from) the Esurance Segment during the relevant period. At any time the Board may, and at least annually the Board will, assess the appropriateness of using Net EROAC in such capacity and, in its discretion, the Board may (x) amend the calculation of Net EROAC or any of its components, or (y) establish an entirely new criteria for determining future EDU Value. These actions shall be deemed within the Board’s amendment authority under Section 6.11.

SECTION 2.17.      “EINC” means Esurance Inc., a Delaware corporation.

SECTION 2.18.      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

SECTION 2.19.      “Esurance Deferred Unit” or “EDU” means a phantom unit under this Plan with a value at any time equal to the EDU Value then in effect.

SECTION 2.20.      “Esurance Segment” means the Company and its subsidiaries on a consolidated basis, together with the assets and liabilities of other direct or indirect subsidiaries of White Mountains Insurance Group, Ltd. which are maintained in support of the business of the Company and its subsidiaries (including, without limitation, quota shared business and reinsurance).

SECTION 2.21.      “Fiscal Year” means the calendar year.

SECTION 2.22.      “Franchise Value Added” means, for any period, the product, After-Tax, of (i) the Franchise Value Multiple in effect for such period, and (ii) the excess of the Esurance Segment’s direct written premium as of the last day in such period over direct written premium as of the first day in such period, as determined by the Board.

SECTION 2.23.      “Franchise Value Multiple” means, initially, 0.3, or such other number as is determined by the Board in its sole discretion following any Reassessment Event.

SECTION 2.24.      “Fund” means any investment fund selected by the Administrator to be offered under the Plan.

SECTION 2.25.      “Key Employee” means any executive employee, other overtime-exempt employee or consultant of the Company or its participating subsidiaries who the Administrator, in its sole discretion, decides is important to the ongoing business objectives of the Esurance Segment.

SECTION 2.26.      “Net EROAC” initially means, for any period, a fraction (which may be greater than or less than one), the numerator of which is the Economic Return for such period and the denominator of which is the Average Deployed Capital for such period.

SECTION 2.27.      “Participant” means a Key Employee who has an Account under this Plan to which amounts stand credited.

SECTION 2.28.      “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

SECTION 2.29.      “Plan” means this “Esurance Holdings, Inc. Deferred Compensation Plan” as amended from time to time in accordance with its terms.

SECTION 2.30.      “Plan Year” means the calendar year.

SECTION 2.31.      “Reassessment Event” means any event, transaction, fact or circumstance affecting the business of the Esurance Segment which the Board in its sole discretion believes justifies a change to the Franchise Value Multiple.

SECTION 2.32.      “Specified Employee Release Date” has the meaning set forth in Section 4.04(c).

SECTION 2.33.      “Termination of Service” means a Key Employee’s separation from service from any company within the White Mountains Insurance Group, Ltd. family of companies within the meaning of Section 409A(a)(2) of the Code for any reason.

SECTION 2.34.      “Valuation Date” means the last business day of each calendar year and any other day that the Administrator makes a new determination of Account values.

SECTION 2.35.      “1999 Option Plan” means the Esurance Inc. 1999 Stock Plan.

SECTION 2.36.      “2001 Option Plan” means the Esurance Inc. 2001 Stock Plan.

SECTION 2.37.      “2005 Restructuring Plan” means the establishment of balances under this Plan for certain Key Employees in exchange for their sale of shares of, and surrender of options to acquire, common stock of Esurance Inc.

ARTICLE III

Eligibility and Deferrals

SECTION 3.01.      Eligibility. Each Key Employee designated by the Board as eligible to participate in the Plan shall be eligible to be a Participant hereunder. The Board has the sole and complete discretion to determine which Key Employees are eligible to participate and no Key Employee shall have a right to be designated as a Participant.

SECTION 3.02.      Accounts. The Administrator shall establish an Account for each Key Employee who elects to defer Compensation pursuant to Section 3.03(a) or with respect to whom the Board otherwise determines to establish an account balance and the value determined pursuant to Section 3.05 shall be credited to such Account.

SECTION 3.03.      Deferral of Compensation; Permitted Investments.

(a)  Restructuring Plan. Account balances created in connection with the 2005 Restructuring Plan shall be invested pursuant to Section 3.05(b). No payment date election shall be permitted with respect such Account balances.

(b)  No Revocation. Such directions and elections, once executed and filed with the Administrator, cannot be revoked after the date specified by the Administrator.

SECTION 3.04.      Payment Date.

(a)           2005 Restructuring Plan. Payments in respect of the portion of Accounts attributable to initial balances created in connection with the 2005 Restructuring Plan shall be made according to Article IV.

(b)           Method of Payments. All amounts becoming payable to a Participant under this Plan shall be paid in a single payment.

SECTION 3.05.      Value of Participants’ Accounts. The initial Account balances hereunder shall be deemed invested in EDUs as of the date of the closing of the 2005 Restructuring Plan.

(a)           Crediting of Income, Gains and Losses. As of each Valuation Date, income, gain and loss equivalents (determined as if the Account is invested in the manner set forth below) attributable to the period following the next preceding Valuation Date shall be credited to and/or deducted from the Account.

(b)           Investment of Account Balance. 100% of Account balances in the Plan shall at all times prior to distribution be deemed invested in EDUs.

(c)           Default Provision. Notwithstanding subparagraph (b) above, the Board, in its sole discretion, may determine that all Compensation deferrals shall be deemed to be invested in a Fund determined by the Board other than EDUs.

(d)           Determinations of Account Value. From time to time in its discretion but not less than annually as of December 31, the Board shall determine Account values under the Plan. At such times the Board shall make a determination of the Net EROAC for the applicable period ending on such Valuation Date and adjust EDU Value accordingly. Net EROAC for calendar year 2005 shall be calculated as if the year commenced on July 1, 2005. Determinations of Net EROAC and EDU Value by the Board are final and cannot be challenged by Participants.

(e)           Payment of Account Balances.

(i)  Subject to Section 3.05(f), distributions from the Plan triggered by events which occur within the first three months of any calendar year will be paid based on Account values as of the immediately preceding year-end Valuation Date. The date of a distribution pursuant to Section 4.05 shall be considered the “event” for purposes of this paragraph.

(ii)  For distributions which occur after the end of the third month in any calendar year and to which Section 3.05(e)(i) does not apply (“Non-standard Distributions”), the Board will calculate a special Net EROAC for the period commencing with the immediately preceding annual Valuation Date through the last day of the quarter immediately preceding the date of Non-standard Distribution and update the value of such Participant’s Account accordingly for purposes of making such distribution. Such special determinations will be unique to the Participant for whom they were made, and do not represent official Valuation Date calculations for any other Participant or any other purpose.

(f)            Reassessment Event. The Board may in its discretion determine from time to time that an event, transaction, fact or circumstance affecting the business of the Esurance Segment has occurred which validates the use of a higher or lower multiple in determining the “Franchise Value Added” component of Net EROAC. The determination of the new Franchise Value Multiple and the manner in which Net EROAC will be adjusted to reflect such new Franchise Value Multiple will be in the Board’s sole discretion.

(g)           Statements. The Company shall provide an annual statement to each Participant showing such information as the Board deems appropriate including, without limitation, the aggregate amount credited to such Participant’s Account as of a reasonably current date.

ARTICLE IV

Payment of Benefits

SECTION 4.01.      Nonforfeitability. A Participant’s right to the value of his Account shall be fully vested and nonforfeitable at all times.

SECTION 4.02.      Income; Payment Amount. Any payment made pursuant to Sections 4.03, 4.04, 4.05 or 4.06 shall reflect the income, gains and losses calculated in the manner described in Section 3.05.

SECTION 4.03.      Time of Payment. The amount credited to the Account of each Participant shall become payable to the Participant only as provided in Sections 4.04, 4.05 and 4.06.

SECTION 4.04.      Termination of Service. In the event of a Participant’s Termination of Service while amounts stand credited to his Account, such amounts shall be paid as provided in this Section 4.04.

(a)           Death of Participant. If the Participant’s Termination of Service is on account of his death, his Account shall be paid to his Beneficiary as a single payment as soon as practicable, but not later than thirty days after the Participant’s death.

(b)           Other Termination. If the Participant’s Termination of Service is for a reason other than death, his Account shall be paid to him as a single payment as soon as practicable, but in no event later than thirty days after the date on which such Termination of Service occurs.

(c)           Specified Employees. Notwithstanding anything to the contrary in Section 4.04, to the extent required to comply with Section 409A of the Code, in the case of any Participant who is deemed a “specified employee” for purposes of Section 409A of the Code, such Participant’s Account balance shall not be paid to him prior to the date (the “Specified Employee Release Date”) that is six months after the date of Termination of Service, and shall be paid as a single payment as soon as practicable following such Specified Employee Release Date.

SECTION 4.05.      Withdrawal for Emergency Need.

(a)  Authorization. To the extent consistent with Section 409A of the Code, the Board may permit a Participant who demonstrates an emergency need to withdraw from the Plan an amount no greater than the amount determined by the Board to be reasonably necessary to satisfy such emergency need.

(b)  Emergency Need. For purposes of this Section 4.05, an emergency need is a severe financial hardship of a Participant resulting from (i) a sudden and unexpected illness of or accident to the Participant or a dependent within the meaning of Section 152(a) of the Code, (ii) a casualty loss to the Participant’s property or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. A need is not an emergency need to the extent that it is relieved by reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets insofar as such liquidation would not cause severe financial hardship, or by cessation of deferrals under the Plan. The Board shall determine in its sole discretion whether and to what extent an emergency need exists.

SECTION 4.06.      Change in Control. Unless otherwise elected by a Participant in accordance with procedures established by the Administrator, each Participant’s Account shall be distributed in full in a cash lump sum upon a Change in Control.

SECTION 4.07.      Source of Payment. The Compensation deferred pursuant to this Plan (and the income, gains and losses credited thereon) shall be a general obligation of the Company. The claim of a Participant or Beneficiary to a benefit shall at all times be merely the claim of an unsecured creditor of the Company. No trust, security, escrow, or similar account need be established for the purpose of paying benefits hereunder. The Company shall not be required to purchase, hold or dispose of any investments pursuant to this Plan; however, if in order to cover its obligations hereunder the Company elects to purchase any investments the same shall continue for all purposes to be a part of the general assets and property of the Company, subject to the claims of its general creditors and no person other than the Company shall by virtue of the provisions of this Plan have any interest in such assets other than an interest as a general creditor.

SECTION 4.08.      Withholding. All amounts credited to Participants’ Accounts pursuant to this Plan and all payments under the Plan shall be subject to any applicable withholding requirements imposed by any tax (including, without limitation, FICA) or other law. If any of the taxes referred to above are due at the time of deferral, instead of at the time of payout, the Participant will be required to pay (by payroll deduction or check) to the Company the Participant’s share of any such taxes then due and payable.

SECTION 4.09.      Right of Offset. Any amount payable pursuant to this Plan shall be reduced at the discretion of the Administrator to take account of any amount due, and not paid, by the Participant to the Company at the time payment is to be made hereunder.

SECTION 4.10.      Payment Denomination. All distributions under the Plan shall be made in cash.

SECTION 4.11.      Defeasance. Subject to Section 4.07, the Board may instruct the Company to defease the Company’s obligations under the Plan.

SECTION 4.12.      Reassessment Event Look-Back Payment. In the event a Reassessment Event occurs within the twelve months following a Participant’s Termination of Service due to a termination of the Participant’s employment or service by the Company or its subsidiaries without Cause, the Company will make a payment to such Participant (subject to applicable tax withholding) in an amount which, in the Board’s determination, represents the additional amount (on a pre-tax basis) which such Participant would have received in respect of his or her Account if the Board’s adjustment to the Franchise Value Multiple in the manner applicable to all other Participants had been in effect at the time the original liquidation value of the Participant’s Account was determined.

ARTICLE V

Beneficiaries

SECTION 5.01.      Beneficiary Designation.

(a)           Designation. A Participant may from time to time designate, in the manner specified by the Administrator, a Beneficiary to receive payment pursuant to Section 4.04 in the event of his death.

(b)           Absence of Beneficiary. In the event that there is no properly designated Beneficiary living at the time of a Participant’s death, his benefit hereunder shall be paid to his estate.

SECTION 5.02.      Payment to Incompetent. If any person entitled to benefits under this Plan shall be a minor or shall be physically or mentally incompetent in the judgment of the Administrator, such benefits may be paid in any one or more of the following ways, as the Administrator in his sole discretion shall determine:

(a)           to the legal representatives of such minor or incompetent person;

(b)           directly to such minor or incompetent person; or

(c)           to a parent or guardian of such minor or incompetent person, to the person with whom such minor or incompetent person resides, or to a custodian for such minor under the Uniform Gifts to Minors Act (or similar statute) of any jurisdiction.

Payment to any person in accordance with the foregoing provisions of this Section 5.02 shall to that extent discharge the Company, which shall not be required to see to the proper application of any such payment.

SECTION 5.03.      Doubt as to Right To Payment. If any doubt exists as to the right of any person to any benefits under this Plan or the amount or time of payment of such benefits (including, without limitation, any case of doubt as to identity, or any case in which any notice has been received from any other person claiming any interest in amounts payable hereunder, or any case in which a claim from other persons may exist by reason of community property or similar laws), the Administrator may, in its discretion, direct that payment of such benefits be deferred until such right or amount or time is determined, or pay such benefits into a court of competent jurisdiction in accordance with appropriate rules of law, or direct that payment be made only upon receipt of a bond or similar indemnification (in such amount and in such form as is satisfactory to the Administrator).

SECTION 5.04.      Spendthrift Clause. No benefit, distribution or payment under the Plan may be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process whether pursuant to a “qualified domestic relations order” as defined in Section 414(p) of the Code or otherwise.

ARTICLE VI

Administration and Reservation of Rights

SECTION 6.01.      Powers of the Board. The Board shall have the power and discretion to

(a)           determine all questions arising in the interpretation and application of the Plan;

(b)           determine the person or persons to whom benefits under the Plan shall be paid;

(c)           decide any dispute arising hereunder;

(d)           correct defects, supply omissions and reconcile inconsistencies to the extent necessary to effectuate the Plan; and

(e)           have all such other powers as may be necessary to discharge its duties hereunder; provided that any determination involving a Participant who is a member of the Board shall be made by the other members of the Board.

SECTION 6.02.      Powers of the Administrator. The Administrator shall have the power and discretion to

(a)           promulgate and enforce such rules, regulations and procedures as shall be proper for the efficient administration of the Plan;

(b)           determine all questions arising in the administration of the Plan;

(c)           compute the amount of benefits and other payments which shall be payable to any Participant in accordance with the provisions of the Plan;

(d)           make recommendations to the Board with respect to proposed amendments to the Plan;

(e)           advise the Board regarding the known future need for funds to be available for distribution;

(f)            file all reports with government agencies, Participants and other parties as may be required by law, whether such reports are initially the obligation of the Company or the Plan; and

(g)           have all such other powers as may be necessary to discharge its duties hereunder.

SECTION 6.03.      Claims Procedure. If the Board denies any Participant’s or Beneficiary’s claim for benefits under the Plan:

(a)           the Board shall notify such Participant or Beneficiary of such denial by written notice which shall set forth the specific reasons for such denial; and

(b)           the Participant or Beneficiary shall be afforded a reasonable opportunity for a full and fair review by the Board of the decision to deny his claim for Plan benefits.

SECTION 6.04.      Consent. By electing to become a Participant, each Participant shall be deemed conclusively to (i) have accepted and consented to all terms of the Plan and all actions or decisions made by the Administrator or the Board with regard to the Plan and (ii) have agreed that the Company, the Administrator and the Board (and any person who is employed by, is a member of, or provides services to or on behalf of, any of the foregoing) shall not have any liability related to, or be responsible for any claim related to, the incurrence by the Participant of any tax, interest expense, loss of deferral benefit, or any other obligation, liability or damage, in each case, arising under or related to Section 409A of the Code. This Section 6.04 shall apply to, and be binding upon, the Beneficiaries, distributees and personal representatives and other successors in interest of each Participant.

SECTION 6.05.      Agents and Expenses. The Administrator or the Board may employ agents and provide for such clerical, legal, actuarial, accounting, medical, advisory or other services as it deems necessary to perform its duties under this Plan. The cost of such services and all other expenses incurred by the Administrator or the Board in connection with the administration of the Plan shall be paid by the Company.

SECTION 6.06.      Allocation of Duties. The duties, powers and responsibilities reserved to the Board may be allocated among its members so long as such allocation is pursuant to written procedures adopted by the Board, in which case no Board member shall have any liability, with respect to any duties, powers or responsibilities not allocated to him, for the acts or omissions of any other Board member.

SECTION 6.07.      Delegation of Duties. The Administrator and the Board may delegate any of their respective duties to employees of the Company or its subsidiaries.

SECTION 6.08.      Actions Conclusive. Any action on matters within the discretion of the Administrator or the Board shall be final, binding and conclusive.

SECTION 6.09.      Records and Reports. The Administrator and the Board shall maintain adequate records of their respective actions and proceedings in administering this Plan and shall file all reports and take all other actions as are deemed appropriate in order to comply with any Federal or state law. Without limiting the foregoing, upon request, the Administrator shall provide to the Board the aggregate amounts deemed invested under the Plan and such other information requested by the Board.

SECTION 6.10.      Liability and Indemnification. The Administrator and the Board shall perform all duties required of them under this Plan in a prudent manner. The Administrator and the Board shall not be responsible in any way for any action or omission of the Company, its subsidiaries or their employees in the performance of their duties and obligations as set forth in this Plan. The Administrator and the Board also shall not be responsible for any act or omission of any of their respective agents provided that such agents were prudently chosen by the Administrator or the Board and that the Administrator or the Board relied in good faith upon the action of such agents.

SECTION 6.11.      Right to Amend or Terminate. The Board may at any time amend the Plan in any respect, retroactively or otherwise, or terminate the Plan in whole or in part for any other reason (including, without limitation, following any Change in Control Event within the meaning of Section 409A of the Code). However, except as permitted pursuant to the terms of this Plan, no such amendment or termination shall reduce the amount standing credited to any Participant’s Account as of the date of such amendment or termination. Following a termination of the Plan, income, gains and losses shall continue to be credited to each Account in accordance with the provisions of this Plan until the time such Accounts are paid out. In the event that WTM’s beneficial ownership of the Company’s then outstanding common stock falls below thirty-five percent, the Plans will be terminated and Account balances will be distributed upon the next occurring event or series of events that would permit such actions to be taken in compliance with Section 409A of the Code (i.e., without causing Participants to incur penalty taxes as a result of the distribution).

SECTION 6.12.      Usage. Whenever applicable, the masculine gender, when used in the Plan, includes the feminine gender, and the singular includes the plural.

SECTION 6.13.      Separability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included therein.

SECTION 6.14.      Captions. The captions in this document are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan and shall in no way affect the Plan or the construction of any provision thereof.

SECTION 6.15.      Right of Discharge Reserved. Nothing contained in this Plan shall be construed as a guarantee or right of any Participant to be continued as a employee or consultant of the Company or its subsidiaries (or of a right of a Key Employee or Participant to any specific level of Compensation) or as a limitation of the right of the Company or its subsidiaries to terminate any Key Employee or Participant.

SECTION 6.16.      Governing Law and Construction. The Plan is intended to constitute an unfunded, nonqualified deferred compensation arrangement. Except to the extent preempted by Federal law, all rights under the Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. No action shall be brought by or on behalf of any Participant or Beneficiary for or with respect to benefits due under this Plan unless the person bringing such action has timely exhausted the Plan’s claim review procedure.

SECTION 6.17.      Section 409A of the Code. The Plan is intended to comply with the requirements of Section 409A of the Code, and, notwithstanding anything in the Plan to the contrary, the Administrator and the Board are hereby authorized to take such action as either determines necessary or appropriate to modify the provisions of this Plan to ensure that the Plan so complies. All references in the Plan to Section 409A of the Code shall include any successor provision thereto and any guidance (whether in the form of notices, regulations or otherwise) promulgated thereunder. Subject to Section 6.11, notwithstanding anything to the contrary contained herein, any provision of this Plan or any administrative procedure promulgated with respect to the Plan that is inconsistent with Section 409A of the Code (excluding, for this purpose, Section 6.04 hereof) shall be automatically deemed amended to the minimum extent necessary to comply with Section 409A of the Code.